   As filed with the Securities and Exchange Commission on February 18, 2000
                                                     Registration No. 333-94651
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549
                                ---------------
                       POST-EFFECTIVE AMENDMENT NO. 1 TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                             KEYNOTE SYSTEMS, INC.
            (Exact name of Registrant as specified in its charter)
       California                  7379                     94-3226488
                             (Primary standard           (I.R.S. employer
     (State or other            industrial              identification no.)
     jurisdiction of        classification code
    incorporation or              number)
      organization)
                             Keynote Systems, Inc.
                               2855 Campus Drive
                              San Mateo, CA 94403
                                (650) 522-1000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                                  John Flavio
                            Chief Financial Officer
                             Keynote Systems, Inc.
                               2855 Campus Drive
                              San Mateo, CA 94403
                                (650) 522-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                ---------------
                                  Copies to:
       Matthew P. Quilter, Esq.                  Curtis L. Mo, Esq.
       Jeffrey R. Vetter, Esq.                 Michael C. Doran, Esq.
       Scott J. Leichtner, Esq.                Alexander C. Chen, Esq.
     Cynthia E. Garabedian, Esq.           BROBECK, PHLEGER & HARRISON LLP
          FENWICK & WEST LLP                    Two Embarcadero Place
         Two Palo Alto Square                      2200 Geng Road
     Palo Alto, California 94306             Palo Alto, California 94303
            (650) 494-0600                         (650) 424-0160
                                ---------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] Registration No. 333-94651
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                ---------------
                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 Title of Each Class of                Proposed Maximum  Proposed Maximum   Amount of
     Securities to        Amount to be  Offering Price  Aggregate Offering Registration
     be Registered         Registered    Per Share(1)        Price(1)          Fee
---------------------------------------------------------------------------------------
Common Stock, $0.001 par
 value.................   6,325,000(2)      $99.50         $629,337,500    $166,146(3)
---------------------------------------------------------------------------------------

-------------------------------------------------------------------------------
(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 and based on the average of the high and low trading prices on the Nasdaq National Market on February 16, 2000.
(2) Includes 825,000 shares subject to the underwriters' over-allotment option.
(3) Previously paid by the Registrant pursuant to Rule 457(c) under the Securities Act.
                                ---------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this
Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                EXPLANATORY NOTE

    The purpose of this Post-Effective Amendment No. 1 is to file Exhibit 1.01 to the Registraiton Statement as set forth below in Item 16(a) of Part II.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses Of Issuance And Distribution

    The following table sets forth the costs and expenses to be paid by the Registrant in connection with the sale of the shares of common stock being registered hereby. All amounts are estimates except for the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market filing fee.

   Securities and Exchange Commission registration fee................  $166,146
   NASD filing fee....................................................    30,500
   Nasdaq National Market filing fee..................................    17,500
   Accounting fees and expenses.......................................   150,000
   Legal fees and expenses............................................   150,000
   Road show expenses.................................................    30,000
   Printing and engraving expenses....................................   125,000
   Blue sky fees and expenses.........................................     5,000
   Transfer agent and registrar fees and expenses.....................    15,000
   Miscellaneous......................................................    10,854
                                                                        --------
     Total............................................................  $700,000
                                                                        ========

Item 14. Indemnification Of Directors And Officers

    Section 317 of the California Corporations Code authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

    As permitted by the California Corporations Code, the Registrant's Articles of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

  .for any breach of the director's duty of loyalty to the Registrant or its shareholders;

  . for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  . for any transaction from which the director derived an improper personal benefit;

  . for acts or omissions that a director believes to be contrary to the best interests of the Registrant or its shareholders or that involve the absence of good faith on the part of the director;

  . for acts or omissions that show a reckless disregard for the director's duty to the Registrant or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of a serious injury to the Registrant or its shareholders;

  . under Section 310 of the California Corporations Code regarding contracts in which a director has a material financial interest; or

  . under Section 316 of the California Code regarding improper dividends, loans and guarantees.

    As permitted by the California Corporations Code, the Registrant's Bylaws provide that:

  . the Registrant is required to indemnify its directors, officers and employees to the fullest extent permitted by the California
     Corporations Code, subject to certain very limited exceptions;

  . the Registrant is required to advance expenses, as incurred, to its directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the California Corporations Code, subject to certain very limited exceptions;

  . the Registrant may enter into agreements with any of its directors, officers, employees or agents that provides for indemnification of expenses incurred to the fullest extent permitted by the Registrant's Articles of Incorporation and California law; and

  .  the rights conferred in the Bylaws are not exclusive.

    The Registrant has entered into Indemnification Agreements with each of its current directors and officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant's Articles of Incorporation and to provide additional procedural protections in the event of litigation. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

    Reference is also made to Section 7 of the Underwriting Agreement, which provides for the indemnification of officers, directors and controlling persons of the Registrant against certain liabilities. The indemnification provision in the Registrant's Articles of Incorporation, Bylaws and the Indemnity Agreements entered into between the Registrant and each of its directors and officers may be sufficiently broad to permit indemnification of the Registrant's directors and officers for liabilities arising under the Securities Act.

    The Registrant maintains directors' and officers' liability insurance and has obtained a rider to such coverage for securities matters.

    See also the undertakings set out in response to Item 17.

    Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

   Exhibit Document                                                     Number
   ----------------                                                     ------
   Underwriting Agreement (dated February 17, 2000)....................  1.01
   Registrant's Articles of Incorporation..............................  3.02
   Registrant's Bylaws.................................................  3.03
   Third Amended and Restated Investors' Rights Agreement dated April
     26, 1999..........................................................  4.02
   Form of Indemnity Agreement......................................... 10.01

Item 15. Recent Sales Of Unregistered Securities

    Since inception we have issued and sold the following securities:

      1. Through September 30, 1999, we granted direct issuances or stock options to purchase 11,803,930 shares of our common stock at exercise prices ranging from $0.025 to $11.00 per share to our employees, consultants, directors and other service providers under our 1996 Stock Option Plan and our 1999 Stock Option Plan.

      2. Through June 30, 1999, we issued and sold an aggregate of 12,119,539 shares of our common stock to employees, consultants, directors, other service providers and VeriSign, Inc. at prices ranging from $0.025 to $4.00 per share under direct issuances or exercises of options granted under our 1996 Stock Option Plan and our 1999 Stock Option Plan. All sales of common stock made pursuant to the exercise of stock options were made in reliance on Rule 701 under the Securities Act and/or on Section 4(2) of the Securities Act.

      3. In May and June 1996, we issued and sold an aggregate of 6,078,444 shares of our Series A preferred stock to private investors for an aggregate purchase price of approximately $1,276,473. This sale of common stock was made in reliance on Section 4(2) and/or Rule 506 of Regulation D under the Securities Act.

      4. On January 21, 1997, in connection with a bridge loan that converted into Series B preferred stock, we issued warrants to purchase shares of our common stock at an exercise price of $0.025 per share as follows:

                                                               Number of Shares
      Name                                                    Subject to Warrant
      ----                                                    ------------------
      Applewood Partners.....................................      110,920
      Gerald S. Casilli......................................       15,379
      Gerald A. Casilli Trust................................        1,538
      Michelle A. Casilli Trust..............................        1,538
      Casilli '95 Unitrust...................................        7,177
      David E. Kratter.......................................        7,308
      Matthew R. Kratter.....................................        1,476
      Mark E. Kratter........................................        1,476
      Irwin Lieber...........................................       25,632
      Magnuson Revocable Trust Dated January 14, 1994........        7,308
      Glenn E. Penisten......................................        7,308
      Eugene Shklar..........................................      140,000
      Samuel Urcis...........................................        7,308
      Woodland Partners......................................       25,632

      On July 3, 1997, Eugene Shklar exercised the warrant held by him, described above. On May 18, 1999 the Magnuson Revocable Trust dated January 14, 1994, exercised the warrant held by it, described above. In September 1999, each of the other holders of warrants exercised the warrant held by it, described above.

      5. On April 11, 1997, in connection with an equipment lease, we issued a warrant to Western Technology Investment, Inc., an equipment lessor, to purchase 65,454 shares of our Series B preferred stock and a warrant to Robert A. Kingsbrook to purchase 7,273 shares of our Series B preferred stock, each at an exercise price of $0.55 per share. In November 1999, Western Technology Investment exercised the warrants held by it.

      6. In July 1997, we issued and sold an aggregate of 4,666,841 shares of our Series B preferred stock to private investors for an aggregate purchase price of approximately $2,566,763. This sale of common stock was made in reliance on Section 4(2) and/or Rule 506 of Regulation D under the Securities Act.

      7. On December 9, 1997, we issued a warrant to Umang Gupta to purchase 500,000 shares of Series C preferred stock at an exercise price of $0.65 per share. In September 1999, this warrant was exercised.

      8. On December 23, 1997, in connection with an equipment lease, we issued two warrants to Western Technology Investment, Inc., an equipment lessor, to purchase an aggregate of 65,454 shares of our Series B preferred stock, and a warrant to Robert A. Kingsbrook to purchase 7,273 shares of our Series B preferred stock, each at an exercise price of $0.55 per share. In November 1999, Western Technology Investment exercised the warrants held by it.

      9. In March 1998, we issued and sold an aggregate of 7,262,238 shares of our Series C preferred stock to private investors for an aggregate purchase price of $4,720,455. This sale of common stock was made in reliance on Section 4(2) and/or Rule 506 of Regulation D under the Securities Act.

      10. On June 24, 1998, in connection with an equipment lease, we issued two warrants to Western Technology Investment, Inc., an equipment lessor, to purchase an aggregate of 67,692 shares of our Series C preferred stock at an exercise price of $0.65 per share. In November 1999, these warrants were exercised.

      11. On August 21, 1998, in connection with an equipment lease, we issued a warrant to Comdisco, Inc., an equipment lessor, to purchase 30,769 shares of our Series C preferred stock at an exercise price of $0.65 per share.

      12. On September 30, 1998, in connection with an equipment lease, we issued a warrant to Comdisco, Inc., an equipment lessor, to purchase 277,777 shares of our Series C preferred stock at an exercise price of $0.90 per share.

      13. In April and May 1999, we issued and sold an aggregate of 6,734,545 shares of Series D preferred stock to private investors for an aggregate purchase price of $14,883,334. This sale of common stock was made in reliance on Section 4(2) and/or Rule 506 of Regulation D under the Securities Act.

    Immediately prior to the closing of Registrant's initial public offering, it effected a one for two reverse split of its common stock. Upon the completion of that offering, each outstanding share of Series A preferred stock, Series B preferred stock and Series D preferred stock was converted into
0.50 shares of common stock and each outstanding share of Series C preferred stock was converted into 0.53 shares of common stock.

Item 16. Exhibits and Financial Statement Schedules

    (a) The following exhibits are filed herewith:

   Number                              Exhibit Title
   ------                              -------------
  1.01      Underwriting Agreement (dated February 17, 2000).

  3.02(/1/) Registrant's Amended and Restated Articles of Incorporation.

  3.03(/1/) Registrant's Amended and Restated Bylaws.

  3.04*     Amended and Restated Certificate of Incorporation of Keynote
            Systems, Inc., a Delaware corporation.

  3.05(/3/) Bylaws of Keynote Systems, Inc., a Delaware corporation.

  4.01(/1/) Form of Specimen Certificate for Registrant's common stock.

  4.02(/1/) Third Amended and Restated Investors' Rights Agreement, dated as of
            April 26, 1999.

  5.01* Opinion of Fenwick & West LLP regarding legality of the securities being registered.

 10.01(/1/) Form of Indemnity Agreement between Registrant and each of its directors and executive officers.

 10.01A*    Form of Indemnity Agreement between Keynote Systems, Inc., a
            Delaware corporation, and each of its directors and executive officers.

 10.02(/1/) 1996 Stock Option Plan.

 10.03(/1/) 1999 Stock Option Plan.

 10.04(/1/) 1999 Equity Incentive Plan and related forms of stock option agreement and stock option exercise agreement.

 10.05(/1/) 1999 Employee Stock Purchase Plan and related forms of enrollment form, subscription agreement, notice of withdrawal and notice of suspension.

 10.06(/1/) 401(k) Plan.

 10.07(/1/) Memorandum of Understanding between Registrant and VeriSign, Inc.
            dated as of February 17, 1999.

 10.08(/1/) Employment Agreement dated as of December 9, 1997 between
            Registrant and Umang Gupta.

 10.09(/1/) Form of Loan Agreement between the Registrant and Umang Gupta, dated as of June 28, 1999.

 10.10(/1/) Loan and Security Agreement between the Registrant and Lloyd
            Taylor, dated as of January , 1999.

 10.11(/1/) Loan and Pledge Agreement between the Registrant and Lloyd Taylor, dated as of January 15, 1999.

 10.12(/1/) Warrant to purchase 500,000 shares of Series C preferred stock of
            Registrant issued to Umang Gupta.

 10.13(/1/) Warrant to purchase 110,000 shares of common stock of Registrant held by Applewood Associates, L.P.

 10.14(/1/) Warrant to purchase 25,632 shares of common stock of Registrant held by Irwin Lieber.


   Number                              Exhibit Title
   ------                              -------------
 10.15(/1/) Warrant to purchase 25,632 shares of common stock of Registrant held by Woodland Partners, L.P.

 10.16(/1/) Office sublease between Registrant and Electronics for Imaging,
            Inc., dated as of February 23, 1999.

 10.17(/1/) Warrant to purchase 15,379 shares of common stock of Registrant held by Gerald S. Casilli.

 10.18(/1/) Warrant to purchase 1,538 shares of common stock of Registrant held by Gerald A. Casilli Trust.

 10.19(/1/) Warrant to purchase 1,538 shares of common stock of Registrant held by Michelle A. Casilli Trust.

 10.20(/1/) Warrant to purchase 7,177 shares of common stock of Registrant held by Casilli '95 Unitrust.

 10.21(/1/) Warrant to purchase 7,308 shares of common stock of Registrant held by David E. Kratter.

 10.22(/1/) Warrant to purchase 1,476 shares of common stock of Registrant held by Matthew R. Kratter.

 10.23(/1/) Warrant to purchase 1,476 shares of common stock of Registrant held by Mark E. Kratter.

 10.24(/1/) Warrant to purchase 7,308 shares of common stock of Registrant held by Glenn E. Penisten.

 10.25(/1/) Warrant to purchase 7,308 shares of common stock of Registrant held by Samuel Urcis.

 10.26(/1/) Warrant to purchase 65,454 shares of Series B preferred stock of
            Registrant held by Western Technologies Investments, Inc. (formerly known as Venture Lending and Leasing, Inc.).

 10.27(/1/) Warrant to purchase 7,273 shares of Series B preferred stock of
            Registrant held by Robert A. Kingsbrook.

 10.28(/1/) Warrant to purchase 19,636 shares of Series B preferred stock held by Western Technology Investment, Inc. (formerly known as Venture
            Lending and Leasing, Inc.)

 10.29(/1/) Warrant to purchase 45,818 shares of Series B preferred stock of
            Registrant held by Western Technology Investment, Inc. (formerly known as Venture Lending and Leasing II, Inc.).

 10.30(/1/) Warrant to purchase 7,273 shares of Series B preferred stock of
            Registrant held by Robert A. Kingsbrook.

 10.31(/1/) Warrant to purchase 20,308 shares of Series C preferred stock held by Western Technology Investment, Inc. (formerly known as Venture
            Lending and Leasing, Inc.).

 10.32(/1/) Warrant to purchase 47,384 shares of Series C preferred stock of
            Registrant held by Western Technology Investment, Inc. (formerly known as Venture Lending and Leasing II, Inc.).

 10.33(/1/) Warrant to purchase 30,769 shares of Series C preferred stock of
            Registrant held by Comdisco, Inc.

 10.34(/1/) Warrant to purchase 277,777 shares of Series C preferred stock of
            Registrant held by Comdisco, Inc.

 16.01(/1/) Letters from Arthur Andersen LLP, dated as of July 9, 1999 and
            September 9, 1999, regarding change in certifying accountant.

 21.01*     Subsidiaries of Registrant.

 23.01*     Consent of Fenwick & West LLP (included in Exhibit 5.01).

 23.02* Consent of KPMG LLP, independent accountants, and Report on Financial Statement Schedule.

 27.01(/2/) Financial Data Schedule.
 99.01(/3/) Registrant's Definitive Proxy Statement on Schedule 14A.


--------
 *Previously filed.
(1) Incorporated by reference to exhibits of the same number to Registrant's registration statement on Form S-1, declared effective by the Securities and Exchange Commission on September 24, 1999 (File No. 333-82781).
(2) Incorporated by reference to exhibits of the same number to Registrant's annual report on Form 10-K, filed with the Securities and Exchange Commission on December 21, 1999.

(3) Incorporated by reference to Registrant's Definitive Proxy Statement on
    Schedule 14A, filed with the Securities and Exchange Commission on January 19, 2000.

    (b) Financial statement schedules:

    The following financial statement schedule is filed as part of this registration statement and should be read together with our financial statements:

    Schedule II--Valuation and Qualifying Accounts

    Report on Financial Statement Schedule--See Exhibit 23.02

Item 17. Undertakings

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on this 18th day of February, 2000.

                                          KEYNOTE SYSTEMS, INC.

                                                    /s/ Umang Gupta
                                          By: _________________________________
                                                        Umang Gupta
                                                 Chairman of the Board and
                                                  Chief Executive Officer

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----
Principal Executive Officer:
         /s/ Umang Gupta               Chairman of the Board,      February 18, 2000
______________________________________  Chief Executive Officer
             Umang Gupta                and Director

Principal Financial Officer and Principal Accounting Officer:

         /s/ John Flavio               Vice President of Finance,  February 18, 2000
______________________________________  Chief Financial Officer
             John Flavio                and Secretary

Additional Directors:

                  *                    Director                    February 18, 2000
______________________________________
            Eugene Shklar

                  *                    Director                    February 18, 2000
______________________________________
             David Cowan

                  *                    Director                    February 18, 2000
______________________________________
             Mark Leslie

                  *                    Director                    February 18, 2000
______________________________________
           Stratton Sclavos

         /s/ John Flavio            Attorney-in-Fact             February 18,
*By:_____________________________                                2000
           John Flavio

                             KEYNOTE SYSTEMS, INC.
                                  SCHEDULE II
                       VALUATION AND QUALIFYING ACCOUNTS

                                         Balance                        Balance
                                           at     Additions              at End
                                        Beginning Charged to  Write-       of
            Classification              of Period Operations   offs      Period
            --------------              --------- ---------- ---------  --------
Allowance for doubtful accounts year
  ended:
  September 30, 1997..................   $    --   $ 12,000  $  (2,000) $ 10,000
  September 30, 1998..................   $10,000   $164,000  $(152,000) $ 22,000
  September 30, 1999..................   $22,000   $301,000  $ (68,000) $255,000

                                 EXHIBIT INDEX

 Number                   Exhibit Title
 ------                   -------------

  1.01  Underwriting Agreement (dated February 17, 2000).